Ex 10.22
AMENDED AND RESTATED FISCAL ADVISORY FEE AGREEMENT
THIS AGREEMENT is dated as of the 29th day of June, 2009 as amended and restated as of the 12th day of November, 2009 among VUZIX CORPORATION (the “Corporation”) and CANACCORD CAPITAL CORPORATION and BOLDER INVESTMENT PARTNERS, LTD. (together, the “Advisors”).
WHEREAS the Advisors, each of whom is a registered dealer under the securities laws of certain provinces of Canada, have provided and continue to provide, to the Corporation certain fiscal advisory services as more particularly described in Schedule “A” hereto (the “Services”), including, without limitation, providing advice to the Corporation regarding debt and equity financing strategies for the Corporation;
AND WHEREAS the Corporation is now proposing to conduct an initial public offering (the “IPO”) of its securities in Canada and the United States;
AND WHEREAS the parties now wish to enter into this Agreement pursuant to which the Corporation will agree to provide to the Advisors additional compensation for providing the Services;
NOW THEREFORE, in consideration of the mutual premises set out herein and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.	Concurrent with closing of the IPO and provided that this agreement has not terminated in accordance with its terms, the Company agrees that it will, as a fiscal advisory fee (the “Fiscal Advisory Fee”) in respect of the Services, issue to the Advisors, such number of shares (the “Payment Shares”) of its common stock as is equal to the lesser of (a) the Fee Rate (as determined pursuant to Section 2 hereof) multiplied by the aggregate number of shares of the Corporation’s common stock outstanding as of such date, including all such shares issued pursuant to the IPO, and (b) such number as may be acceptable to all applicable regulatory authorities (including approval of any stock exchange on which the Corporation’s shares of common stock are proposed to be listed). Notwithstanding the foregoing: (i) no Payment Shares shall be issuable to an Advisor unless such Advisor is, at the time of closing of the IPO, a member of the syndicate of investment dealers formed in connection with the IPO; and (ii) to the extent that no Proceeds (as defined below) are raised from the sale of securities pursuant to the IPO, then no Fiscal Advisory Fee shall be payable.

2.	For purposes of this Agreement, the “Fee Rate” shall be 1.0%.

3.	In the event that the IPO closes in more than one tranche, the number of Payment Shares for any tranche closing after the initial closing date (each, a “Subsequent Tranche”), shall be calculated based on 1.0% of the number of shares issued in such Subsequent Tranche. Consequently, the aggregate number of Payment Shares issuable as a Fiscal Advisory Fee shall not exceed 1.0% of the aggregate number of shares of the Corporation’s common stock outstanding immediately prior to the initial closing of the IPO plus the number of shares issued pursuant to the IPO. Based on (i) 220,268,927 shares of common stock of the Corporation issued and outstanding as of November 12, 2009, (ii) up to 7,148,982 shares of common stock issuable prior to the IPO upon conversion of outstanding shares of Series C Preferred Stock, (iii) up to 2,295,130 shares of common stock issuable prior to the IPO upon conversion of $75,000 in aggregate principal amount of convertible promissory notes outstanding as of November 12, 2009, and (iv) a maximum of 50,000,000 Units issuable in the IPO, the maximum number of Payment Shares issuable under this Agreement shall not exceed 2,797,130 shares of the Corporation’s common stock.

4.	Each of the Advisors will be entitled to receive 25% of the Payment Shares. In addition, the Corporation shall allocate all of the remaining 50% of the Payment Shares between the Advisors in such proportions as the Corporation may deem to be most equitable, based on the performance of the Advisors in connection with the IPO.

5.	Each Advisor represents and warrants to the Corporation that it is an “accredited investor” within the meaning of National Instrument 45-106. The Payment Shares to be issued to each of the Advisors shall be registered in the name or names or for the benefit of the respective Advisor may direct and shall be delivered to or to the direction of the respective Advisors concurrent with closing of the IPO.

6.	The Corporation is relying on the representations and warranties contained herein, along with filings made by the Advisors with applicable regulatory authorities to determine each Advisor’s eligibility to be issued the Payment Shares under applicable securities laws. Each Advisor hereby severally agrees to indemnify the Corporation and each of its directors and officers against all losses, claims, costs, expenses, damages or liabilities which any of them may suffer or incur as a result of or arising from reliance thereon.

7.	The Corporation hereby represents and warrants to the Advisors that this Agreement has been authorized by all necessary corporate action on the part of the Corporation and is a legal and binding agreement enforceable against it.

8.	This Agreement supersedes, terminates and cancels any and all previous agreements, representations or warranties, written or oral, between the parties relating to the Fiscal Advisory Fee and the Payment Shares.

9.	Each Advisor hereby irrevocably agrees that the Payment Shares will be subject to resale restrictions in accordance with applicable securities laws and the rules of any stock exchange on which the Corporation’s shares of common stock are proposed to be listed and will be subject to further resale restrictions for a period of one year following the date of issuance pursuant to the Advisors’ form of lock-up agreement.

10.	This Agreement will terminate and be of no further force or effect without further action by any party, on December 31, 2009, provided that if the first tranche of the IPO has closed prior to such date, this Agreement will continue to apply to subsequent closings of the IPO after such date. In the event that the IPO is not completed according to the terms of the agency agreement between the Advisors and the Corporation, no compensation shall be paid to the Advisors, except the reimbursement of out-of-pocket accountable expenses actually incurred by the Advisors or person associated with the Advisors under normal circumstances.

11.	This Agreement is governed by the laws of the Province of Ontario and the parties attorn to the exclusive jurisdiction of the courts of Ontario for the resolution of all disputes arising out of or in connection with this Agreement.

12.	This Agreement may be executed in several counterparts (including by fax), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed and delivered this agreement as of the date first written above

VUZIX CORPORATION
Per: /s/ Grant Russell
Authorized Signatory

CANACCORD CAPITAL CORPORATION
Per: /s/ David Rentz
Authorized Signatory

BOLDER INVESTMENT PARTNERS, LTD.
Per: /s/ Paul Woodward
Authorized Signatory

SCHEDULE “A”
The Advisors will render financial advisory services that are typical for an engagement of this type. It is contemplated that the Advisors will assist the Corporation in the following manner:
(a)	assisting and advising the Corporation with respect to capital markets strategies;

(b)	facilitating introductions of the Corporation to prospective providers of debt and equity capital, including venture capital;

(c)	assisting the Corporation in its development of an investor relations strategy and communications with existing investors;

(d)	assisting and advising the Corporation with respect to negotiating the form, structure, terms and price of a proposed financing;

(e)	identifying, approaching and conducting discussions with prospective investors;

(f)	assisting the Corporation in the preparation of any confidential information memorandum or other documents appropriate for the solicitation of expressions of interest from third parties;

(g)	assisting and advising the Corporation with respect to negotiating the form, structure, terms and price of a proposed financing;

(h)	providing the Corporation with analysis and advice as to the financial implications of a proposed financing;

(i)	together with the Corporation’s counsel, assisting in negotiating documentation necessary to complete a proposed financing; and

(j)	providing such other financial advisory services as the Corporation and the Advisors agree are appropriate in the circumstances.